Exhibit 99.1

NEWS RELEASE for February 1, 2007 at 4:05 PM EST

Contact:	Allen & Caron Inc	Lee Kim
	Dan Matsui or Jill Bertotti	Chief Financial Officer
	(949) 474-4300	Netlist, Inc.
	d.matsui@allencaron.com	(949) 435-0025
jill@allencaron.com

NETLIST REPORTS 2006 FOURTH QUARTER, YEAR-END RESULTS

Revenue Growth, Rising Margins Drive Profits for Quarter and Year

IRVINE, CA (February 1, 2007) . . . Netlist, Inc. (Nasdaq: NLST) today reported financial results for its fiscal fourth quarter and year ended December 30, 2006.

Revenues for the fourth quarter rose 80 percent to $42.0 million from $23.3 million in the 2005 fourth quarter, and gross margin for the quarter increased to 16.2 percent from 8.1 percent in the corresponding prior year period. Net income for the 2006 fourth quarter was $2.0 million, or $0.12 per diluted share, compared to a net loss of $304,000, or a $0.02 loss per diluted share, in the corresponding prior year period. Fully diluted weighted-average shares outstanding for the 2006 fourth quarter were 16,793,000, compared with 10,673,000 in the prior-year period. These results include stock-based compensation expense of $145,000 in the fourth quarter of 2006 and a credit of $6,000 in the fourth quarter of 2005.

Chief Executive Officer Chuck Hong commented: “We are encouraged with both the quarterly and yearly financial results, not only because they represent strong growth and profitability, but also because they result from stronger demand in our target markets.  They also reflect our ability to rapidly apply the company’s resources and intellectual property to opportunities these markets offer and our ability to deliver the quality that these markets demand.

“Demand for Netlist memory subsystems grew in 2006, as customer requirements for higher-capacity, faster, more compact and cooler-running memory components continue to outstrip the capabilities of most suppliers,” Hong continued. “Gross margins improved due to a combination of improving product mix and more efficient utilization of our manufacturing capacity. In addition, operating profitability improved as our OEM-focused business model allowed us to realize revenue growth rates in excess of incremental investment in R&D and sales and marketing.”

Revenues for fiscal year 2006 rose 90 percent to $151.4 million from $79.9 million in 2005, and gross margins improved to 14.7 percent from 7.5 percent in 2005.  For 2006, net income was $5.1 million, or $0.34 per diluted share, compared to a net loss of $2.3 million, or a $0.22 loss per diluted share, in 2005. Fully diluted weighted-average shares outstanding for 2006 were 15,331,000, compared with 10,673,000 a year ago. These results include stock based compensation expense of $592,000 in 2006 and a credit of $61,000 in 2005.

“From a revenue standpoint, we continued to make progress throughout the year by further penetrating our current OEM customers, adding new customers, and broadening our market coverage through the continuing development of new memory technologies,” stated Hong. “We attribute this growth and ongoing progress to our belief that Netlist is well positioned in the high-performance memory subsystem sector.  We own proprietary technologies that, with continuing investment and the addition of larger-scale manufacturing capacity in China, will enable us to realize the opportunities offered by current and anticipated demand in our markets.”

On November 29, 2006, Netlist successfully completed an initial public offering (IPO) of 6,250,000 shares of common stock followed by an additional 937,500 shares sold by selling stockholders to underwriters to cover over-allotments.

As of December 30, 2006, cash, cash equivalents and short-term investments were $36.2 million, total assets were $87.7 million, working capital was $45.6 million, total long-term debt was $1.2 million, and stockholders’ equity was $50.2 million.

Outlook for First Quarter of 2007

The following statements are based upon management's current expectations. These statements are forward-looking, and actual results may differ materially. The Company undertakes no obligation to update these statements.

For the first quarter of 2007, Netlist estimates net sales will be in the range of $40 to $42 million, and gross margin will be approximately the same as the fourth quarter of 2006.  Fully diluted earnings per share for the first quarter are estimated to be in the range of $0.07 to $0.08 per share, including estimated stock-based compensation expense of $300,000.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 4:30 PM Eastern Standard Time to review the financial results for the fourth quarter and fiscal-year ended December 30, 2006. The live webcast and archived replay of the call can be accessed in the Events page of the Investor Relations section of Netlist’s website at www.netlistinc.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets. The company's memory subsystems are developed for applications in which high speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements. These applications include tower servers, rack-mounted servers, blade servers, high performance computing clusters, engineering workstations, and telecommunication switches. Netlist maintains its headquarters and manufacturing facilities in Irvine, California, and plans to establish additional manufacturing capacity in China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; evolving industry standards; introductions of new products by competitors; changes in end-user demand for technology solutions; our ability to attract and retain skilled personnel; our reliance on suppliers of critical components; and the political and regulatory environment in China. Other risks and uncertainties are described in the Company's registration statement on Form S-1, dated November 29, 2006, and other filings with the U.S. Securities and Exchange Commission made by the company from time to time.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Netlist, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005

Net sales	$42,009	$23,304	$151,448	$79,856
Cost of sales	35,210	21,410	129,181	73,892
Gross profit	6,799	1,894	22,267	5,964

Operating expenses:
Research and development	927	468	3,315	2,961
Selling, general & administrative	2,697	1,368	9,191	5,062
Total operating expenses	3.624	1,836	12,506	8,023

Operating income (loss)	3,175	58	9,761	(2,059)

Other income (expense):
Interest expense, net of interest income	(333)	(472)	(1,825)	(1,221)
Other income (expense), net	80	9	(24)	21
Total other expense, net	(253)	(463)	(1,849)	(1,200)

Income (loss) before provision (benefit) for income taxes	2,922	(405)	7,912	(3,259)
Provision (benefit) for income taxes	948	(101)	2,844	(912)

Net income (loss)	$1,974	$(304)	$5,068	$(2,347)

Net income (loss) per common share:
Basic	$0.14	$(0.02)	$0.43	$(0.22)
Diluted	$0.12	$(0.02)	$0.34	$(0.22)

Weighed-average common shares outstanding:
Basic	13,616	10,673	11,705	10,673
Diluted	16,793	10,673	15,331	10,673

Netlist, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$30,975	$953
Short-term investments	5,267	-
Accounts receivable, net of allowance for sales returns and doubtful accounts of $88 (2006) and $109 (2005), respectively	23,703	13,140
Inventories	19,473	6,816
Income taxes receivable	-	259
Deferred taxes	1,072	902
Prepaid expenses and other current assets	988	434
Total current assets	81,478	22,504
Property and equipment, net	3,830	2,437
Deferred taxes	580	759
Long-term investments	1,502	-
Other assets	326	142
Total assets	$87,716	$25,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,680	$6,645
Revolving line of credit	19,238	9,463
Current portion of long term debt	1,033	720
Current portion of deferred gain on sale and leaseback transaction	118	116
Current portion of convertible notes payable	-	1,000
Income taxes payable	574	-
Accrued expenses and other current liabilities	3,256	1,841
Total current liabilities	35,899	19,785

Long term debt, net of current portion	1,230	988
Deferred gain on sale and leaseback transaction, net of current portion	344	464
Convertible notes payable, net of current portion	-	1,750
Total liabilities	37,473	22,987

Stockholders’ equity:
Series A convertible preferred stock, $2.00 par value— 1,000 shares authorized, issued and outstanding (liquidation preference of $2,000 at 2005)	-	2,000
Common stock, $0.001 par value—16,000 shares authorized; 19,544 (2006) and 10,673 (2005) shares issued and outstanding	20	11
Additional paid in capital	66,557	22,604
Note receivable from stockholder	(1)	(23)
Deferred stock-based compensation	-	(337)
Accumulated deficit	(16,333)	(21,400)
Total stockholders’ equity	50,243	2,855
Total liabilities and stockholders’ equity	$87,716	$25,842